Contact:	Thomas J. Concannon
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

Geokinetics stockholders approve restructuring transactions

HOUSTON, March 19, 2003 - Geokinetics Inc. (OTCBB: GEOK) announced that at the Annual Meeting of Stockholders held on March 18, 2003, stockholders voted to approve a series of debt restructuring transactions and a reverse stock split of its common stock at a ratio of 1-for-100.  Disinterested stockholders approved the restructuring and reverse stock split by a margin of more than three to one.

William R. Ziegler, Chairman of Geokinetics’ Board of Directors, commented, “The vote today confirms the support of our stockholders for the restructuring and allows us to continue our efforts to complete these transactions.  We continue to believe that when completed, the restructuring will significantly benefit the company for the long-term and will further enhance our competitive position.”

Closing of the restructuring and reverse stock split is expected to occur by April 18, 2003.

Geokinetics Inc., based in Houston, Texas, is a provider of 3D seismic acquisition and high-end seismic data processing services to the oil and gas industry.

GEOKINETICS INC. (OTCBB: GEOK)

One Riverway, Suite 2100, Houston, Texas, 77056 (713) 850-7600 (713) 850-7330 FAX